Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD FIRST QUARTER 2026 RESULTS

Reno, Nevada, April 15, 2026 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank (the “Bank”), today announced record first quarter earnings of $9.8 million or $1.40 per share, up from $7.2 million or $1.21 per share during the first quarter of 2025. Diluted earnings per share was $1.38 during the three months ended March 31, 2026, up from $1.20 per share during the quarter ended March 31, 2025. Return on average assets was 1.78% during the current quarter, down slightly from 1.79% during the first quarter of 2025. Return on average equity was 14.9% for the three months ended March 31, 2026, down from 16.0% during the first quarter of 2025.

Net-interest income increased by $6.6 million from $18.5 million during the three months ended March 31, 2025, to $25.1 million during the current quarter. The provision for credit losses was a $330 thousand recovery during the current quarter, compared to a $250 thousand provision in the first quarter of 2025.

Non-interest income decreased by $217 thousand from $3.2 million during the three months ended March 31, 2025 to $3.0 million during the first quarter of 2026. However, the first quarter of 2025 included a legal settlement totaling $1.1 million related to the Dixie Fire in August of 2021. Excluding this settlement, non-interest income would have increased by $902 thousand year over year.

Non-interest expense increased by $3.8 million from $11.5 million during the first quarter of 2025 to $15.3 million during the current quarter. Of this increase $726 thousand relates to a loss associated with two fraudulent wire transfers, both of which were associated with the same client while the remaining increase is primarily driven by the acquisition of Cornerstone Community Bancorp.

The provision for income taxes increased by $560 thousand from $2.9 million, or 28.5% of pre-tax income, during the three months ended March 31, 2025 to $3.4 million, or 25.9% of pre-tax income, during the current quarter.

Acquisition of Cornerstone Community Bank and Cornerstone Community Bancorp

Results for the three months ended March 31, 2026 include the acquisition of Cornerstone Community Bank (CCB), the wholly owned subsidiary of Cornerstone Community Bancorp (Cornerstone), effective July 1, 2025. Total assets acquired from Cornerstone, excluding purchase adjustments, were $658 million, gross loans totaled $478 million, and deposits totaled $580 million. Goodwill associated with the acquisition of Cornerstone was $18.7 million; the core deposit intangible was $11.6 million. In addition, the Company recorded a discount on the acquired loans totaling $15.5 million.

Balance sheet Highlights

March 31, 2026 compared to March 31, 2025

●	Gross loans increased by $491 million, or 49%, to $1.5 billion.
●	Deposits increased by $402 million, or 29% to $1.8 billion.
●	Shareholders’ equity increased by $78 million, or 41%, to $265 million.
●	Book value per share increased by $6.37, or 20%, to $38.05.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp, commented, “During the quarter, we continued to emphasize capital strength and the creation of long‑term shareholder value. In February, our Board of Directors authorized a stock repurchase program of up to $25 million through the fourth quarter of 2026, reflecting our strong capital position, consistent earnings capacity, and confidence in the long‑term outlook for Plumas Bancorp. We view disciplined share repurchases as an important complement to our broader capital management strategy, while maintaining flexibility to support growth. During the first quarter of 2026, we purchased a total of 41 thousand shares of Plumas Bancorp common stock.

We also continued to strengthen our leadership team with the addition of experienced executives. Kevin Kaiser was promoted to Chief Credit Officer effective January 1, 2026, following the 2025 appointments of Matt Moseley, Regional President, and Jack Prescott as Chief Banking Officer. These additions enhance our organizational depth and support the Bank’s long‑term strategic priorities.

Looking ahead, our priorities remain unchanged: delivering high‑quality service to our clients, supporting the communities we serve, operational discipline, and creating sustainable, long‑term value for our shareholders. I want to thank our employees for their continued dedication and our shareholders for their ongoing confidence in Plumas Bancorp.”

Loans, Deposits, Investments and Cash

Primarily reflecting the acquisition of Cornerstone, gross loans increased by $491 million, or 49%, from $1.0 billion at March 31, 2025, to $1.5 billion at March 31, 2026. Increases in loans included $353 million in commercial real estate loans, $85 million in commercial loans, $34 million in agricultural loans, $21 million in residential real estate loans, $16 million in equity lines and $11 million in consumer and other loans. These increases were partially offset by decreases of $23 million in automobile loans and $6 million in construction loans.

On March 31, 2026, approximately 80% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 77% of the variable rate loans are indexed to the five-year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 20% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Primarily reflecting the acquisition of Cornerstone, total deposits increased by $402 million from $1.4 billion at March 31, 2025, to $1.8 billion at March 31, 2026. The increase in deposits includes increases of $151 million in demand deposits, $131 million in money market accounts and $131 million in time deposits. Partially offsetting these increases was a decline of $11 million in savings deposits. At March 31, 2026, 47% of the Company’s deposits were in the form of non-interest-bearing demand deposits. The Company’s brokered deposits consisted of a single $10 million time deposit acquired from CCB, bearing an interest rate of 3.80%.

Total investment securities increased by $22 million from $447 million at March 31, 2025, to $469 million at March 31, 2026. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities decreased by $11.6 million from $30.2 million on March 31, 2025, to $18.6 million on March 31, 2026. Cash and due from banks decreased by $24 million from $87 million on March 31, 2025, to $63 million on March 31, 2026.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2026, were $14.4 million, up from $3.8 million at March 31, 2025. Nonperforming assets as a percentage of total assets increased to 0.65% at March 31, 2026, up from 0.23% at March 31, 2025. OREO increased by $135 thousand from $91 thousand at March 31, 2025, to $226 thousand at March 31, 2026. Nonperforming loans were $3.7 million at March 31, 2025, and $14.2 million at March 31, 2026. Nonperforming loans as a percentage of total loans increased to 0.94% at March 31, 2026, up from 0.36% at March 31, 2025. The increase in nonperforming loans was primarily driven by one agricultural loan relationship of 15 loans totaling $9.3 million. The borrower on these loans was unable to meet the obligations under the modified loan agreements, and as a result, the loans were placed on nonaccrual status during the second quarter of 2025.

During the first quarter of 2026 we recorded a recovery of provision for credit losses of $330 thousand consisting of a recovery of provision for credit losses on loans of $401 thousand partially offset by an increase in the reserve for unfunded commitments of $71 thousand. This compares to a provision for credit losses of $250 thousand during the first quarter of 2025.

Net charge-offs totaled $237 thousand and $127 thousand during the three months ended March 31, 2026 and 2025, respectively. The allowance for credit losses totaled $19.3 million at March 31, 2026, and $13.3 million at March 31, 2025. The allowance for credit losses as a percentage of total loans was 1.29% at March 31, 2026, and 1.32% at March 31, 2025.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the three months ended March 31, 2026 and 2025 (in thousands).

Allowance for Credit Losses	March 31, 2026	March 31, 2025
Balance, beginning of period	$19,959	$13,196
(Recovery of) provision for credit losses	(401)	250
Losses charged to allowance	(341)	(312)
Recoveries	104	185
Balance, end of period	$19,321	$13,319

Reserve for Unfunded Commitments	March 31, 2026	March 31, 2025
Balance, beginning of period	$580	$620
Provision charged to operations	71	-
Balance, end of period	$651	$620

Borrowing and Repurchase Agreements

Short-term Borrowing Arrangements. The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $439 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $699 million. Based on its current level of FHLB stock holdings the Company can borrow up to $326 million. To borrow the full $439 million in available credit the Company would need to purchase $3 million in additional FHLB stock. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At March 31, 2026, the Company could borrow up to $40 million at the Discount Window secured by investment securities with a fair value of $41 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at March 31, 2026 and 2025.

Note Payable. Plumas Bancorp had outstanding borrowings of $14.3 million with a correspondent bank at March 31, 2026. This loan matures on January 25, 2035, and can be prepaid at any time. During the initial three years the loan functioned as an interest only revolving line of credit. On February 1, 2025, the loan converted into a term loan requiring semi-annual interest payments and annual principal reductions. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then beginning January 25, 2027 at a floating interest rate linked to WSJ Prime Rate for the remaining eight-year term. Interest expense recognized on this loan for the three-months ended March 31, 2026 and 2025, was $139 thousand and $144 thousand, respectively.

Subordinated Debentures. In connection with the acquisition of Cornerstone, the Company assumed $12 million of subordinated debentures, including $2 million of 4.75% Fixed‑to‑Floating Rate Subordinated Notes due November 30, 2035 (the “2035 Notes”). The 2035 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first ten years and thereafter a quarterly variable interest rate equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 4.14%. The remaining subordinated notes were called in 2025 and are no longer outstanding. Interest expense recognized on the subordinated notes for the three-months ended March 31, 2026, was $61 thousand.

Repurchase Agreements. The Bank offers a repurchase agreement product for its larger customers which use securities sold under agreements to repurchase as an alternative to interest-bearing deposits. Securities sold under agreements to repurchase totaled $99.4 million and $18.7 million at March 31, 2026 and 2025, respectively. The balances at March 31, 2026, are secured by U.S. Government agency securities with a carrying amount of $112.5 million. The increase in repurchase agreements is primarily driven by the acquisition of Cornerstone. Cornerstone maintained reciprocal deposits with several customers which were converted to repurchase agreements in July 2025. Interest expense recognized on repurchase agreements for the three-months ended March 31, 2026 and 2025, was $441 thousand and $10 thousand, respectively.

Shareholders’ Equity

Total shareholders’ equity increased by $77.8 million from $188 million at March 31, 2025, to $265 million at March 31, 2026. The $77.8 million includes stock issued in the acquisition of Cornerstone totaling $44.6 million, earnings during the twelve-month period totaling $32.2 million, a decrease in accumulated other comprehensive loss of $8.1 million and stock option activity totaling $3.1 million. These items were partially offset by the payment of cash dividends totaling $8.2 million and purchase of 41 thousand shares of common stock under the Company’s stock repurchase plan totaling $2.0 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established credit lines.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $402 million from $1.4 billion at March 31, 2025, to $1.8 billion at March 31, 2026. Deposits are held in various forms with varying maturities. The Company estimates that it has approximately $694 million in uninsured deposits which include uninsured deposits of Plumas Bancorp. Of this amount, $177 million represents deposits that are collateralized such as deposits of states, municipalities and tribal accounts.

The Company’s securities portfolio, Discount Window advances, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the FRB and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Driven primarily by growth in the loan portfolio related to the acquisition of Cornerstone, net interest income increased by $6.6 million from $18.5 million during the three months ended March 31, 2025, to $25.1 million for the three months ended March 31, 2026. The increase in net interest income includes an increase of $8.8 million in interest income partially offset by an increase of $2.2 million in interest expense.

Interest and fees on loans increased by $8.6 million related both to an increase in average balance and an increase in yield. Average loan balances increased by $495 million, while the average yield on loans increased by 28 basis points from 6.17% during the first quarter of 2025 to 6.45% during the current quarter. We attribute the increase in yield to several factors including the amortization of discount on purchased loans, the repricing of a portion of our commercial real estate loans most of which reprice every five years from the date of origination and growth in fixed rate SBA loans which totaled $119 million at March 31, 2026, and $74 million at March 31, 2025. The weighted average rate earned on this portfolio at March 31, 2026, was 8.1%.

Interest on investment securities increased by $489 thousand related to an increase in yield on investment securities of 15 basis points to 4.27% and an increase in average balance. The increase in investment yields is consistent with the partial restructuring of the investment portfolio during the fourth quarter of 2025 and market conditions. Average investment securities increased from $444 million during the three months ended March 31, 2025 to $475 million during the current period.

Interest on cash balances decreased by $273 thousand related to a decline in average balance of $18 million and a decrease in average rate paid on cash balances of 71 basis points from 4.52% during the first quarter of 2025 to 3.81% during the current quarter. This decline in yield was Primarily related to a decline in rate paid on balances held at the Federal Reserve Bank (FRB). The average rate earned on FRB balances decreased from 4.40% during the first quarter of 2025 to 3.65% during the current quarter.

Interest paid on deposits increased by $1.7 million and is broken down by product type as follows: money market accounts - $730 thousand, savings deposits - $71 thousand and time deposits - $889 thousand. The increase in interest paid primarily relates to the growth in money market and time deposits related to the acquisition of Cornerstone. The average rate paid on interest-bearing deposits increased from 1.11% during the first quarter of 2025 to 1.52% during the current quarter and Primarily relates to an increase in the percentage of average time deposits to average interest bearing deposits from 13% during the first quarter of 2025 to 22% during the current quarter.

The average rate paid on interest bearing liabilities increased from 1.14% during the 2025 quarter to 1.60% in 2026 related mainly to the increase in the cost of interest bearing deposits and repurchase agreements.

Net interest margin for the three months ended March 31, 2026, increased 8 basis points to 5.03%, up from 4.95% for the same period in 2025.

Non-Interest Income/Expense

During the three months ended March 31, 2026, non-interest income totaled $3.0 million, a decrease of $217 thousand from the three months ended March 31, 2025. The largest component of this decrease was the $1.1 million settlement related to the Dixie Fire during the first quarter of 2025. Significant increases in non-interest income during the current quarter were $309 thousand in FHLB dividends, $159 thousand in earnings on Bank Owned Life Insurance (BOLI) and $140 thousand in interchange income. Each of these items benefited from the acquisition of Cornerstone. Additionally, the FHLB paid a regular dividend of $194 thousand and special dividend of $252 thousand during the first quarter of 2026.

During the three months ended March 31, 2026, total non-interest expense increased by $3.8 million from $11.5 million during the first quarter of 2025 to $15.3 million during the current quarter. Much of this increase was driven by the acquisition of Cornerstone. Salary and benefit expense increased by $1.9 million which includes an increase in salary expense of $1.1 million related to an increase in Full-Time Equivalent (FTE) employees of 48 to 232 FTE at March 31, 2026 and merit and promotional increases. Related Primarily to an increase in pre-tax income, bonus expense increased by $281 thousand. Payroll taxes increased by $207 thousand.

Occupancy and equipment expenses increased by $660 thousand from $2.0 million during the first quarter of 2025 to $2.7 million during the current quarter, Primarily related to the acquisition of Cornerstone and to a much lesser extent the sales/leaseback completed during the fourth quarter of 2025. Amortization of Core Deposit Intangible increased by $537 thousand related to the acquisition of Cornerstone. Other expenses increased by $719 thousand related to a $726 thousand loss associated with two fraudulent wire transfers. The largest reduction in non-interest expense was $569 thousand in merger expenses incurred during the first quarter of 2025.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The Bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter, and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com. This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2026	2025	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$62,881	$87,327	$(24,446)	(28.0)%
Investment securities	469,732	447,293	22,439	5.0%
Loans, net of allowance for credit losses	1,486,412	1,000,651	485,761	48.5%
Premises and equipment, net	24,081	12,349	11,732	95.0%
Right-of-use assets	28,422	24,003	4,419	18.4%
Bank owned life insurance	33,927	16,628	17,299	104.0%
Core deposit intangible	10,520	747	9,773	1308.3%
Goodwill	24,215	5,502	18,713	340.1%
Accrued interest receivable and other assets	59,885	38,792	21,093	54.4%
Total assets	$2,200,075	$1,633,292	$566,783	34.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,774,777	$1,373,061	$401,716	29.3%
Repurchase agreements	99,439	18,732	80,707	430.9%
Lease liabilities	28,713	24,523	4,190	17.1%
Accrued interest payable and other liabilities	15,733	14,373	1,360	9.5%
Borrowings	16,021	15,000	1,021	6.8%
Total liabilities	1,934,683	1,445,689	488,994	33.8%
Common stock	75,149	29,454	45,695	155.1%
Retained earnings	203,357	179,411	23,946	13.3%
Accumulated other comprehensive loss, net	(13,114)	(21,262)	8,148	38.3%
Shareholders’ equity	265,392	187,603	77,789	41.5%
Total liabilities and shareholders’ equity	$2,200,075	$1,633,292	$566,783	34.7%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2026	2025	Dollar Change	Percentage Change

Interest income	$29,367	$20,590	$8,777	42.6%
Interest expense	4,228	2,051	2,177	106.1%
Net interest income before provision for credit losses	25,139	18,539	6,600	35.6%
(Recovery of) provision for credit losses	(330)	250	(580)	(232.0)%
Net interest income after provision for credit losses	25,469	18,289	7,180	39.3%
Non-interest income	2,996	3,213	(217)	(6.8)%
Non-interest expense	15,286	11,466	3,820	33.3%
Income before income taxes	13,179	10,036	3,143	31.3%
Provision for income taxes	3,416	2,856	560	19.6%
Net income	$9,763	$7,180	$2,583	36.0%

Basic earnings per share	$1.40	$1.21	$0.19	15.7%
Diluted earnings per share	$1.38	$1.20	$0.18	15.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2026	12/31/2025	3/31/2025	12/31/2025	12/31/2024
EARNINGS PER SHARE
Basic earnings per share	$1.40	$1.58	$1.21	$4.60	$4.85
Diluted earnings per share	$1.38	$1.56	$1.20	$4.54	$4.80
Weighted average shares outstanding [5]	6,984	6,956	5,911	6,440	5,895
Weighted average diluted shares outstanding [5]	7,073	7,036	6,002	6,517	5,968
Cash dividends paid per share [1]	$0.33	$0.30	$0.30	$1.20	$1.08

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.78%	1.93%	1.79%	1.52%	1.74%
Return on average equity	14.9%	17.2%	16.0%	13.6%	17.2%
Yield on earning assets	5.88%	5.92%	5.50%	5.68%	5.49%
Rate paid on interest-bearing liabilities	1.60%	1.72%	1.14%	1.52%	1.39%
Net interest margin	5.03%	5.00%	4.95%	4.91%	4.79%
Noninterest income to average assets	0.55%	0.48%	0.80%	0.54%	0.53%
Noninterest expense to average assets	2.79%	2.51%	2.85%	2.66%	2.56%
Efficiency ratio [2]	54.3%	49.8%	52.7%	52.8%	51.3%

	3/31/2026	3/31/2025	12/31/2025	12/31/2024	12/31/2023
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$19,321	$13,319	$19,959	$13,196	$12,867
Allowance for credit losses as a percentage of total loans	1.29%	1.32%	1.32%	1.30%	1.34%
Nonperforming loans	$14,167	$3,686	$15,089	$4,105	$4,820
Nonperforming assets	$14,393	$3,787	$15,321	$4,307	$5,315
Nonperforming loans as a percentage of total loans	0.94%	0.36%	1.00%	0.40%	0.50%
Nonperforming assets as a percentage of total assets	0.65%	0.23%	0.68%	0.27%	0.33%
Year-to-date net charge-offs	$237	$127	$442	$1,046	$954
Year-to-date net charge-offs as a percentage of average	0.06%	0.05%	0.04%	0.11%	0.10%
loans (annualized)

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	6,975	5,922	6,959	5,903	5,872
Shareholders' equity	$265,392	$187,603	$261,076	$177,899	$147,317
Book value per common share	$38.05	$31.68	$37.52	$30.14	$25.09
Tangible common equity[3]	$230,657	$181,354	$225,760	$171,606	$140,823
Tangible book value per common share[4]	$33.07	$30.62	$32.44	$29.07	$23.98
Tangible common equity to total assets	10.5%	11.1%	10.1%	10.6%	8.7%
Gross loans to deposits	84.6%	73.6%	83.6%	74.1%	71.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.6%	12.3%	11.1%	11.9%	10.8%
Common Equity Tier 1 Ratio	15.5%	17.8%	14.8%	17.3%	15.7%
Tier 1 Risk-Based Capital Ratio	15.5%	17.8%	14.8%	17.3%	15.7%
Total Risk-Based Capital Ratio	16.7%	19.0%	16.0%	18.5%	16.9%

(1) The Company paid  a quarterly cash dividend of $0.33 per share on February 18, 2026 and a quarterly cash dividend of $0.30 per share on February 17, 2025, May 15, 2025, August 15, 2025 and November 17, 2025 and paid a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).

(3) Tangible common equity is defined as common equity less core deposit intangibles and goodwill.

(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

(5) In thousands.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	3/31/2026			3/31/2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,506,838	$23,957	6.45%	$1,011,968	$15,396	6.17%
Investment securities	398,218	4,342	4.42%	369,126	3,927	4.31%
Non-taxable investment securities (1)	76,708	657	3.47%	74,883	583	3.16%
Interest-bearing deposits	43,778	411	3.81%	61,409	684	4.52%
Total interest-earning assets	2,025,542	29,367	5.88%	1,517,386	20,590	5.50%
Cash and due from banks	33,036			26,477
Other assets	165,417			86,335
Total assets	$2,223,995			$1,630,198

Interest-bearing liabilities:
Money market deposits	432,731	1,875	1.76%	279,184	1,145	1.66%
Savings deposits	312,488	277	0.36%	323,449	206	0.26%
Time deposits	210,490	1,434	2.76%	88,386	545	2.50%
Total deposits	955,709	3,586	1.52%	691,019	1,896	1.11%
Borrowings	17,145	200	4.73%	15,000	145	3.92%
Other interest-bearing liabilities	100,013	442	1.79%	21,190	10	0.19%
Total interest-bearing liabilities	1,072,867	4,228	1.60%	727,209	2,051	1.14%
Non-interest-bearing deposits	838,018			682,495
Other liabilities	46,881			38,096
Shareholders' equity	266,229			182,398
Total liabilities & equity	$2,223,995			$1,630,198
Cost of funding interest-earning assets (4)			0.85%			0.55%
Net interest income and margin (5)		$25,139	5.03%		$18,539	4.95%

(1)	Not computed on a tax-equivalent basis.
(2)	Average nonaccrual loan balances of $14.6 million for 2026 and $3.8 million for 2025 are included in average loan balances for computational purposes.
(3)	Net costs included in loan interest income for the three-month periods ended March 31, 2026 and 2025 were $292 thousand and $275 thousand, respectively.
(4)	Total annualized interest expense divided by the average balance of total earning assets.
(5)	Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended March 31, 2026 and 2025.

	For the Three Months Ended
	March 31,
	2026	2025	Dollar Change	Percentage Change
Interchange income	$830	$690	140	20.3%
Service charges on deposit accounts	785	705	80	11.3%
FHLB Dividends	446	137	309	225.5%
Earnings on life insurance policies	268	109	159	145.9%
Loan servicing fees	182	186	(4)	(2.2)%
Other	485	1,386	(901)	(65.0)%
Total non-interest income	$2,996	$3,213	$(217)	(6.8)%

The following table presents the components of non-interest expense for the three-month periods ended March 31, 2026 and 2025.

	For the Three Months Ended
	March 31,
	2026	2025	Dollar Change	Percentage Change
Salaries and employee benefits	$7,730	$5,880	$1,850	31.5%
Occupancy and equipment	2,674	2,014	660	32.8%
Outside service fees	1,456	1,263	193	15.3%
Amortization of Core Deposit Intangible	581	44	537	1220.5%
Professional fees	352	229	123	53.7%
Advertising and shareholder relations	291	262	29	11.1%
Armored car and courier	263	217	46	21.2%
Deposit insurance	249	182	67	36.8%
Loan collection expenses	219	72	147	204.2%
Business development	205	167	38	22.8%
Director compensation and expense	175	167	8	4.8%
Telephone and data communication	146	174	(28)	(16.1)%
Merger and acquisition expenses	-	569	(569)	(100.0)%
Other	945	226	719	318.1%
Total non-interest expense	$15,286	$11,466	$3,820	33.3%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

The following table shows the distribution of loans by type at March 31, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2026	3/31/2026	3/31/2025	3/31/2025
Commercial	$162,729	10.8%	$77,745	7.7%
Agricultural	145,758	9.7%	112,018	11.1%
Real estate – residential	32,307	2.2%	11,606	1.1%
Real estate – commercial	1,014,028	67.5%	660,926	65.4%
Real estate – construction & land	41,036	2.7%	46,730	4.6%
Equity Lines of Credit	55,039	3.7%	38,634	3.8%
Auto	34,704	2.3%	58,295	5.8%
Other	15,984	1.1%	4,769	0.5%
Total Gross Loans	$1,501,585	100%	$1,010,723	100%

The following table shows the distribution of Commercial Real Estate loans at March 31, 2026 and 2025.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	3/31/2026	3/31/2026	3/31/2025	3/31/2025
Owner occupied	$431,891	42.6%	$295,593	44.7%
Investor	582,137	57.4%	365,333	55.3%
Total real estate - commercial	$1,014,028	100%	$660,926	100%

The following table shows the distribution of deposits by type at March 31, 2026 and 2025.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	3/31/2026	3/31/2026	3/31/2025	3/31/2025
Non-interest bearing	$827,619	46.6%	$676,461	49.3%
Money Market	421,321	23.8%	290,125	21.1%
Savings	312,437	17.6%	323,496	23.6%
Time	213,400	12.0%	82,979	6.0%
Total Deposits	$1,774,777	100%	$1,373,061	100%